Exhibit 10.22

“[*****]” DENOTES PLACES WHERE CERTAIN INFORMATION HAS BEEN EXCLUDED FROM THE EXHIBIT BECAUSE IT IS BOTH (I) NOT MATERIAL, AND (II) IS THE TYPE THAT THE COMPANY TREATS AS PRIVATE OR CONFIDENTIAL.

Voting Proxy Agreement

This Voting Proxy Agreement (this “Agreement”) is entered into by and between the Parties (defined below) as of May 16, 2023:

Party A: Hangzhou Dasouche Information Technology Service Co., Ltd.

Registered Address: Room 910, Building 3, No. 165, Wuchang Avenue, Wuchang Street, Yuhang District, Hangzhou, Zhejiang Province

Party B: DSC Holdings Ltd.

Registered Address: Maples Corporate Services Limited, PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands

The above parties shall be respectively referred to as a “Party” and collectively referred to as the “Parties”.

Whereas:

1.	Party B indirectly holds 100% of the equity interests in Party A.

2.

Party A has entered into an Exclusive Business Cooperation Agreement (独家业务合作协议), an Exclusive Equity Interest Option Agreement (独家购买权协议), a Share Pledge Agreement (股权质押协议) and a Voting Proxy Agreement (股权表决权委托协议) (the “Proxy Agreement”), with Hangzhou Souche Network Technology Co., Ltd. (“Hangzhou Souche”) and its shareholders (if applicable) on May 16, 2023. Pursuant to the Proxy Agreement, the shareholders of Hangzhou Souche irrevocably appoint Party A, the directors authorized by Party A and their successors and any liquidator replacing the directors of Party A the power to exercise their shareholders’ rights at Hangzhou Souche to the extent permitted by the applicable laws.

Now therefore, the Parties agree as follows:

1.

The Parties acknowledge and agree that Party A irrevocably and unconditionally agrees to exercise its rights under the Proxy Agreement in accordance with Party B’s instructions, as may be provided from time to time.

2.

This Agreement is executed by the Parties’ themselves or by their legal representatives or authorized representatives as of the date first written above and shall become effective as of the same date. Unless otherwise specified in this Agreement or unless Party B terminates this Agreement in writing pursuant to this Agreement, this Agreement shall remain in full force and effect for the duration that Party B holds, directly or indirectly, any equity interests in Party A. Notwithstanding the foregoing, Party B shall have the right to terminate this Agreement at any time by notifying Party A thirty (30) days in advance in writing.

3.

Any amendments and supplements to this Agreement shall be agreed upon by the Parties in writing. Any amendment agreement and supplementary agreement that are duly executed by the Parties shall constitute an integral part of this Agreement and shall carry the same legal effect as this Agreement.

4.

In the event that any provision of this Agreement is determined to be invalid or unenforceable due to inconsistency with relevant laws, such provision shall be deemed invalid only to the extent of such inconsistency within the jurisdiction of the relevant law. The remaining provisions of this Agreement shall continue to be valid, and their legal effect shall not be compromised.

5.

Any notice or other communication required to be given pursuant to this Agreement shall be written in English and be delivered personally or sent by mail or by fax to the address of other Party set forth below or other address designated by such other Party from time to time. The date on which such notice shall be deemed to have been effectively given shall be determined as follow: (a) any notice given by personal delivery shall be deemed effectively given on the date of delivery; (b) any notice given by mail shall be deemed effectively given on the tenth (10th) day following the date (as evidenced by postmark) when the registered air mail whose postage is prepaid is sent, or be deemed effectively given on the fourth (4th) day following the date when such mail is delivered to an internationally recognized mail service institute; and (c) any notice given by fax shall be deemed effectively given at the time as evidenced by the time of receipt shown on the confirmation of transmission of relevant documents.

Party A: Hangzhou Dashouche Information Technology Service Co., Ltd.

Address: Room 910, Building 3, No. 165, Wuchang Avenue, Wuchang Street, Yuhang District,

Hangzhou, Zhejiang Province

Attention: [*****]

Phone: [*****]

Party B: DSC Holdings Ltd.

Address: Floor 6, Building A1, Zhaowei Industrial Park, No. 14 Jiuxianqiao Road, Chaoyang

District, Beijing, China

Attention: [*****]

Phone: [*****]

6.

The Parties acknowledge and confirm that any oral or written information exchanged in connection with this Agreement are regarded as confidential information. Each Party shall maintain confidentiality of all such confidential information, and without obtaining the written consent of the other Party, it shall not disclose any relevant confidential information to any third parties, except for the information that: (a) is or will be in public domain (other than through the receiving party’s unauthorized disclosure); (b) is under the obligation to be disclosed pursuant to the applicable laws or rules of any stock exchange; or (c) is required to be disclosed by any party to its legal counsels or financial advisors regarding the transaction contemplated hereunder, provided that such legal counsels or financial advisors shall be bound by the confidentiality obligations similar to those set forth in this article. Disclosure of any confidential information by the staff members or agencies hired by any party shall be deemed disclosure of such confidential information by such party, which party shall be held liable for breach of this Agreement. This article shall survive the invalidation, amendment, termination or unenforceability of this Agreement for any reason.

7.

The execution, effectiveness, construction, performance, amendment and termination of this Agreement and the resolution of dispute hereunder shall be governed by PRC laws. In the event of any dispute regarding the interpretation and performance of this Agreement, the Parties shall first attempt to resolve the dispute through friendly negotiations. In the event the Parties fail to reach an agreement on the dispute, any Party may submit the relevant dispute to the China International Economic and Trade Arbitration Commission for arbitration, in accordance with its arbitration rules then in effect. The arbitration shall be conducted in Beijing, and the language arbitration shall be Chinese. The arbitration award shall be final and binding on all Parties.

8.

This Agreement, upon becoming effective, shall constitute the entire agreement reached by and between the Parties hereto with respect to the subject matter hereof, and shall supersede all prior oral and written agreement and consensus reached with respect to the subject matter of this Agreement.

9.	This Agreement is written in two copies. Each Party shall hold one copy respectively. Each copy of this Agreement shall have equal legal effect.

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IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.

Party A: Hangzhou Dasouche Information Technology Service Co., Ltd.

By:	/s/ Junhong Yao
Name:	Junhong Yao
Title:	Legal Representative

Party B: DSC Holdings Ltd.

By:	/s/ Junhong Yao
Name:	Junhong Yao
Title:	Chief Executive Officer

[Signature Page to Voting Proxy Agreement]